Exhibit 99.1

SANTA FE ENERGY TRUST

SANTA FE ENERGY TRUST ANNOUNCES ESTIMATED DISTRIBUTION AMOUNTS -

THE BANK OF NEW YORK TRUST COMPANY, N.A., Trustee

NEWS
RELEASE

FOR IMMEDIATE RELEASE

AUSTIN, TEXAS — February 20, 2008- As previously  announced, The Bank of New York Trust Company, N.A. (the “Trustee”) of Santa Fe Energy Trust, intends to distribute the net proceeds of the sale of the Trust’s assets  (after deducting amounts necessary to pay all fees, expenses, liabilities and other obligations of the Trust, and after setting aside any amounts the Trustee determines to hold in reserve, and subject to any post-closing adjustments under the purchase agreement) on February 29, 2008 to unitholders of record at the close of business on February 14, 2008.  This distribution will be made concurrently with the Trust’s distribution for the quarter ending December 31, 2007.

The distribution of the net proceeds of the sale of the Trust’s assets, after deduction of the amounts described above, including the establishment of a reserve of $1,000,000 for anticipated expenses, will be an aggregate of $49,466,382, or $7.8518 per Unit.  As previously announced, the distribution will be made on or about February 29, 2008 to unitholders of record at the close of business on February 14, 2008.

Also as previously announced, the Trust’s distribution for the quarter ending December 31, 2007 will be made at the same time, and will also be made to unitholders of record at the close of business on February 14, 2008.  As previously announced, the quarterly distribution will be an aggregate of $4,311,544 or $0.68437 per unit.  This amount is in addition to the amount to be distributed as a result of the sale of the Trust’s assets, as described above.

Finally, also as previously announced, the United States Treasury book-entry securities representing stripped-interest coupons held by The Bank of New York Trust Company, N.A. as Custodian matured on February 15, 2008.  The cash proceeds of $20.00 per Unit from the matured Treasury Obligations on deposit with the Custodian will be distributed as promptly as practicable. Unitholders of record will be required to deliver their Secure Principal Energy Receipts (“SPER Certificates”) in exchange for such payment.

The Trustee has previously mailed each unitholder of record instructions for submitting SPER Certificates to Bondholder Communications (the “Processing Agent”). The instructions include a letter of transmittal for submitting a unitholder’s SPER Certificates to the Processing Agent in exchange for cash proceeds from the matured Treasury Obligations. Unitholders should NOT destroy any SPER Certificates and should NOT submit any SPER Certificates to the Trustee or the Processing Agent until they receive instructions and the letter of transmittal. Surrender of a unitholder’s SPER Certificates along with the letter of transmittal will be required unless the unitholder’s SPER Certificates have been lost, stolen, misplaced or mutilated. Unitholders whose SPER Certificates have been lost, stolen, misplaced or mutilated, or who need other assistance in submitting SPER Certificates, should contact the Processing Agent, Bondholder Communications, at 1-800-275-2048.

If a unitholder’s Trust units are held in a brokerage account, the unitholder will not receive a letter of transmittal, but should contact the broker for instructions.

The Trust Units have been delisted, at the Trustee’s request, by the New York Stock Exchange. Neither the Trust nor the Trustee has had any involvement with the bids apparently being made for the Units in the over the counter market. The Trustee urges Unitholders to exercise caution and to avoid entering into transactions that may make no sense to Unitholders.

The Trustee will continue to act as trustee of the trust estate until the trust estate has been finally distributed and the affairs of the Trust have been wound up.

Contact:
Santa Fe Energy Trust
The Bank of New York Trust Company, N.A., Trustee
Mike Ulrich
919 Congress Avenue
Austin, TX 78701
(800) 852-1422